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For Immediate Release

a21 Appoints John Z. Ferguson Chief Executive Officer

Former Getty Images executive brings extensive industry knowledge and experience to lead company’s aggressive growth plan

JACKSONVILLE, Fla. - October 10, 2006 - a21, Inc. ("a21") (OTCBB: ATWO), a leading online digital content marketplace, today announced that John Z. Ferguson has been appointed Chief Executive Officer and joins the Company’s Board of Directors. Mr. Ferguson, who previously held senior management positions at leading, international image provider Getty Images, will lead the company’s aggressive growth strategy and advance the Company’s worldwide digital media platform.

At Getty Images, Ferguson most recently served as Senior Vice President, Sales - Americas, an executive committee position reporting directly to the Chief Executive Officer. As a senior executive with responsibility for sales, regional marketing, and acquisition integration, Ferguson helped lead Getty’s revenue growth to more than $700 million. During his tenure with Getty, Ferguson also held a key leadership role driving substantial sales growth for Art.com, Getty’s online art delivery subsidiary.

In conjunction with this appointment, Philip N. Garfinkle, who has been serving as interim President and Chief Operating Officer, has been appointed Executive Chairman of a21 by its Board of Directors. Among his many accomplishments in the digital imaging industry, Garfinkle introduced online photo processing to the consumer with PictureVision, Inc., a company he founded and built for several years before selling it to Kodak. Albert H. Pleus, former Chairman and Chief Executive Officer, will serve as an Executive Advisor to the Company in addition to remaining a Company director.

“John brings a winning combination of industry knowledge, leadership skills, and a successful track record perfectly suited to lead a21’s growth strategy,” commented Garfinkle. “We are fortunate to have attracted an accomplished executive with a broad range of skills and extensive knowledge of both our digital imaging and art delivery businesses. And, with his high energy level and intense focus, John is the ideal leader to enhance our existing operations, as well as quickly identify new growth opportunities to drive a21 to the next level.”

As Chief Executive Officer, Ferguson will set a21’s immediate strategy and direction, establish corporate goals and objectives, and organize the Company to successfully execute its plan. Garfinkle will assist Ferguson during his transition but ultimately focus on the long-term strategic vision of the Company, including acquisitions.

In addition to his extensive experience in the digital imaging and art delivery industries, Ferguson, 40, has also held senior sales and managerial positions at a number of highly regarded international technology and marketing-driven organizations, including Broderbund Software, Inc., Quaker Oats Company, and Coca-Cola USA. Ferguson earned an MBA from the Kellstadt Graduate School of Business at DePaul University, and is also a graduate of Michigan State University.

“Phil and John are both proven leaders who have the demonstrated ability to take a company like a21 through our next phase of growth,” stated Albert H. Pleus, “I am confident they will create significant value for our clients and our shareholders, by efficiently and effectively leveraging our foundation, resources, and considerable talent.”

The Company has also announced that shareholders have elected five directors, three of whom are independent, at its most recent annual meeting. In addition to Garfinkle and Pleus, the following were also elected to the Board as independent directors:

A.D. “Bud” Albers, Senior Vice President and Chief Technology Officer of MusicNet, Inc.

Laura B. Sachar, Founder and Co-Chairman of StarVest Partners, L.P., a New York-based venture capital firm and, along with Morgan Stanley, a lead investor in a21’s most recent $15.5 million private placement.

C. Donald Wiggins, President of Business Valuations, Inc., a firm specializing in business valuations, and Heritage Capital Group, a firm specializing in mergers and acquisitions of middle market companies.

“We are extremely pleased with our shareholders’ broad support for the slate of elected directors,” says Garfinkle. “This is a strong board with the drive, experience and skill to provide valuable counsel and direction to our executive management team, as well as the independence needed to be effective fiduciaries for the Company’s shareholders.”

About a21:

a21 (www.a21group.com) is a leading online digital content marketplace for the professional creative community. Through SuperStock (www.superstock.com; www.superstock.co.uk; and www.purestockx.com), and ArtSelect (www.artselect.com), a21 delivers high quality images, art framing, and exceptional customer service. a21 and its companies, with offices in Florida, Iowa, New York City, and London, provide a valuable and viable choice to photographers, artists, photography agencies and other customers in the stock image, art and wall decor industries.

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The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.'s expectations, intentions, strategies, and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.'s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.'s management.